China Housing Appoints New Independent Director

Press Release Source: China Housing & Land Development, Inc. On Friday September 10, 2010, 8:30 am EDT

XI'AN, China, Sept. 10 /PRNewswire-Asia-FirstCall/ — China Housing & Land Development, Inc., ("China Housing" or the "Company"; Nasdaq: CHLN) today announced the appointment of Mr. Heung Sang Fong as independent director effective September 7, 2010. Mr. Fong will serve on the Company's Nominating and Audit Committees, replacing Ms. Carolina Woo who has resigned due to personal reasons.

Mr. Heung Sang Fong has in-depth financial and accounting experience having worked as an executive, Chief Financial Officer and Director for several US-listed Chinese companies. Mr. Fong currently serves as Chief Financial Officer, Corporate Secretary and a Director of China Electric Motor Inc. (Nasdaq:CELM - News). Mr. Fong received an MBA from the University of Nevada at Reno and a Masters degree in Accounting from the University of Illinois at Urbana Champaign.

"We are pleased to have Mr. Fong join our Board of Directors," commented Mr. Pingji Lu, China Housing's Chairman. "He has extensive financial and management experience as a U.S. CPA and intimate knowledge of the U.S. capital markets which makes him well qualified to serve on the Company's Board of Directors."

Speaking about the resignation of Mr. Woo, Mr. Lu stated, "We truly appreciate Ms. Woo's commitment during her tenure with our Company. We wish her success in her future endeavors."

About China Housing & Land Development, Inc.

Based in Xi'an, the capital city of China's Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first and only Chinese real estate development company traded on NASDAQ. The Company's news releases, project information, photographs, and more are available on the internet at http://www.chldinc.com ..

Safe Harbor Statement

This news release may contain forward-looking information about China Housing & Land Development, Inc. which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward- looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development's future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing's public filings with the U.S. Securities and Exchange Commission. All information provided in this news release and in any attachments are as of the date of the release, and the companies do not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.